Exhibit 10.2

REGENCY CENTERS CORPORATION

Amendment 1 to Long Term Omnibus Plan

Article VIII-A     Anniversary Stock Grant Program for Non-Key Employees

8.1A General. In order to reward non-Key Employees for their tenure with the Company, the Committee may grant Shares to employees who are not Key Employees and who therefore are not eligible to receive Awards under other Articles of the Plan. Such grants shall be made in accordance with the provisions of this Article VIII-A, unless the Committee determines to change the criteria for grants.

8.2A Eligibility. All employees of the Company or any Affiliate who do not receive Awards under any other Articles of the Plan shall receive Shares after the first anniversary date of their employment, the fifth and tenth anniversary dates of their employment, and each five-year anniversary date thereafter, provided that they have been continuously employed by the Company or one or more of its Affiliates through the applicable anniversary date and have worked at least 1,000 hours per year during such employment.

8.3A Number of Shares. Each anniversary grant shall be for $500 of Shares. The number of Shares issued will be determined based on the Fair Market Value of a Share as of the last trading day of the calendar quarter in which the applicable anniversary date occurs. The number of Shares issued will be rounded to the nearest whole Share.

8.4A Issuance of Shares. Shares issued under the anniversary stock grant program will be issued as soon as practicable after the end of the calendar quarter in which the anniversary date occurs and will be deposited in an account established in the recipient’s name under the Company’s Dividend Reinvestment Plan.